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                                                                    Exhibit 11.1


Internet Initiative Japan Code of Conduct

Table of Contents


I. Purpose of this Code

II. Compliance with Applicable Law

III. Reporting and Accountability

IV. Fair Dealing

V. Conflict of Interest

VI. Dealing with Government Officials

VII. Confidential Information

VIII. Company's Assets

IX. Corporate Opportunities

X. Inside Information and Securities Trading

XI. Media Relations and Public Inquiries

XII. Financial Reporting and Accuracy of Company Records



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I. PURPOSE OF THIS CODE
The following information constitutes IIJ's corporate Code of Conduct (this "Code"), which applies to all IIJ directors, officers and employees.

The Board of Directors has adopted this Code to:

(1) promote honest and ethical conduct, including fair dealing and the ethical handling of conflicts of interest;
(2) promote full, fair, accurate, timely and understandable disclosure;
(3) promote compliance with applicable laws and governmental rules and regulations;
(4) ensure the protection of IIJ's legitimate business interest, including corporate opportunities, assets and confidential information; and
(5) deter wrongdoing.

All directors, officers and employees of IIJ are expected to be familiar with this Code and to adhere to those principles and procedures set forth in this Code that apply to them.

From time to time, IIJ may waive some provisions of this Code. Any waiver of this Code for officers or directors of IIJ may be made only by the Board of Directors, after consulting with the Board of Statutory Auditors, and must be disclosed as required by the United States Securities and Exchange Commission ("SEC") or the Nasdaq Stock Market ("Nasdaq") rules. Any waiver for other employees may be made only by the Chief Executive Officer ("CEO") or, if with respect to any material situation, by the Board of Directors.

The CEO may delegate his authority in this Code to an officer who is in charge of internal controls. Such delegation shall be authorized only by the Board of Directors.

IIJ shall take all action to ensure that this Code is applied to all directors, officers and employees of IIJ's subsidiaries; except that, if such application to any director, officer or employee of a subsidiary of IIJ conflicts with laws of the relevant jurisdiction, IIJ shall modify the application of this Code, with respect to such subsidiary, to avoid such conflict, but only to the extent that such modification is not inconsistent with the United States federal securities laws and regulations, as well as the regulations of Nasdaq. IIJ shall also take action to apply this Code to the directors, officers and employees of its affiliates.

II. COMPLIANCE WITH APPLICABLE LAW
IIJ is committed to conducting its business in strict compliance with all applicable governmental laws, rules and regulations, including but not limited to laws, rules and regulations related to securities, labor, employment and workplace safety matters. Directors, officers and employees are expected at all times to conduct their activities on behalf of IIJ in accordance with all applicable laws and regulations as well as


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internal company rules and this Code. In addition to the laws of Japan, as a
Nasdaq listed company, IIJ is subject to regulations of the SEC and Nasdaq and required to comply with United States federal securities laws and regulations.

III. REPORTING AND ACCOUNTABILITY
The CEO is responsible for applying this Code to specific situations in which questions are presented to the CEO and has the authority to interpret this Code in any particular situation for any employee; except that, in case of any material situation involving any employee, such responsibility and authority shall be assumed by the Board of Directors and, in case of any situations involving any officer or director, such responsibility and authority shall be assumed by the Board of Statutory Auditors. Any director, officer or employee who becomes aware of any existing or potential violation of this Code is required to notify the CEO promptly. Failure to do so is itself a violation of this Code. In case of any situation with respect to which the CEO does not have the responsibility or authority described above, the CEO shall notify the Board of Directors or the Board of Statutory Auditors, as the case may be. Failure to do so is itself a violation of this Code.

A director, officer or employee who is unsure of whether or not a situation violates this Code should discuss the situation with the CEO to prevent possible misunderstandings and embarrassment at a later date.

Each director, officer or employee must:

(1) Notify the CEO promptly of any existing or potential violation of this Code.
(2) Not retaliate against any other director, officer or employee for reports of potential violations that are made in good faith and protect its identities to the extent consistent with law and this Code.

The CEO shall take all action he considers appropriate to investigate any potential or existing violation by an employee reported to him; except that, in case of any material potential or existing violation by any employee, such action shall be taken by the Board of Directors and, in case of any potential or existing violation by an officer or director, such action shall be taken by the Board of Statutory Auditors. If a violation has occurred, IIJ will take such disciplinary or preventive action as it deems appropriate, after consultation
(i) with the CEO, in case of any non-material violation by an employee, (ii) with the Board of Directors, in the case of any material violation by an employee, or (iii) with the Board of Statutory Auditors, in the case of any violation by an officer or director.

IV. FAIR DEALING
It is the policy of IIJ to comply with applicable antitrust, competition and fair trade laws and regulations of each country and region where IIJ conducts its businesses. Directors, officers and employees are required to deal fairly with IIJ's financial institutions, customers, suppliers, vendors, competitors, agents


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and other entities, to base their business relationships on lawful, efficient and fair practices and to use only ethical practices when dealing with actual or potential counterparties, including financial institutions, customers, suppliers, vendors, competitors, agents and other parties. It is prohibited to give and accept anything of value from any current or potential counterparties, including financial institutions, suppliers or vendors as inducement for or in return for business or preferential treatment and to take advantage of any financial institution, customer, supplier, competitor or other entity through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair business practices.

V. CONFLICT OF INTEREST
Business decisions and activities must be based on the best interests of IIJ and must not be motivated by, or appear to be motivated by, personal considerations or relationships. Any director, officer and employee should avoid any action which may involve, or appears to involve, a conflict of interest with IIJ. Relationships with actual or potential suppliers, contractors, customers or competitors must not affect, or appear to affect, your independent and sound judgment on behalf of IIJ. Directors, officers and employees are required to disclose to the CEO any situation that may be, or appears to be, a conflict of interest.

In particular, clear conflict of interest situations involving directors, officers and other employees who occupy supervisory positions or who have discretionary authority in dealing with any third party specified below may include the following:

(1) any significant ownership interest in any supplier or customer;
(2) any consulting or employment relationship with any customer, supplier or competitor;
(3) any outside business activity that detracts from an individual's ability to devote appropriate time and attention to his or her responsibilities with IIJ;
(4) the receipt of non-nominal gifts or excess entertainment from any company with which IIJ has current or prospective business dealings;
(5) being in the position of supervising, reviewing or having any influence on the job evaluation, pay or benefit of any immediate family member; and
(6) selling anything to IIJ or buying anything from IIJ, except on the same terms and conditions as comparable directors, officers or employees are permitted to so purchase or sell.

Such situations, if material, should always be discussed with the CEO.

VI. DEALING WITH GOVERNMENT OFFICIALS
It is strictly prohibited to, directly or indirectly, promise, offer or make payment in money or anything of value to government officials for the purpose of, or that appears to be for the purpose of, seeking


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favorable business treatment or improperly affecting business or government decisions. In many countries gifts or payments to government officials are specifically prohibited by law. Any director, officer, or employee involved in sales or other transactions with government officials should ensure that such transactions comply with all applicable laws and regulations and avoid even the appearance of impropriety.

VII. CONFIDENTIAL INFORMATION
IIJ will protect its own confidential and proprietary information as well as the information that financial institutions, customers, suppliers, competitors or their employees entrust to IIJ. Directors, officers and employees are required to maintain the confidentiality of all confidential and proprietary information and not to disclose or distribute any confidential or proprietary information except when authorized by the company. Directors, officers and employees are also required to use such information only for the purpose permitted by the company in connection with their duties at IIJ. Even within IIJ, directors, officers and employees shall only disclose confidential or proprietary information to those employees who have business-related "need-to-know".

VIII. COMPANY'S ASSETS
Directors, officers and employees have a responsibility to protect the IIJ assets entrusted to them from loss, damage, misuse or theft. Such assets include both tangible and intangible assets, including IIJ's name, logo, brand, trademark, service marks, copyrights, patents, trade secrets, inventions, products, know-how, marketing and financial plans, databases, records and other intellectual property and may only be used for business purposes and other purposes approved by the Board of Directors.

IX. CORPORATE OPPORTUNITIES
Directors, officers and employees owe a duty to IIJ to advance IIJ's business interests. Directors, officers and employees are prohibited from taking for themselves or directing to a third party a business opportunity that is discovered through the use of corporate property, information or position, unless IIJ has already been offered the opportunity and determined not to pursue it. More generally, directors, officers and employees are prohibited from using corporate property, information or position for personal gain and from competing with IIJ.

Sometimes the line between personal and IIJ benefits is difficult to draw, and sometimes there are both personal and IIJ benefits in certain activities. Directors, officers and employees who intend to make use of IIJ property or services in a manner not solely for the benefit of IIJ should consult beforehand with the CEO.

X. INSIDE INFORMATION AND SECURITIES TRADING
It is illegal to use insider information when buying, selling or trading stocks or other securities, including not only the Company securities but also the securities of other companies about which directors, officers or employees have "material non-public information" as a result of business activities. "Material non-


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public information" is any non-public information which can be expected to affect the judgement of reasonable investors as to whether or not to buy, sell, or hold the securities in question. It includes financial performance including earnings, dividend plans, significant litigation exposure due to actual or threatened litigation, news of a pending or proposed acquisition or merger, corporate partnerships, acquisitions or strategic alliances, the disposition of assets, new equity or debt offerings, changes in senior management or any other significant activities. Directors, officers and employees must handle "material non-public information" just like other IIJ's proprietary information and must not disclose "material non-public information" unless authorized by IIJ. Any director, officer or employee who is uncertain about the legal rules involving a purchase or sale of any IIJ securities or any securities in companies that he or she is familiar with by virtue of his or her work for IIJ, should consult with the CEO before making any such purchase or sale.

XI. MEDIA RELATIONS AND PUBLIC INQUIRIES
IIJ takes seriously its legal and business obligations to communicate accurately with the news media, regulatory agencies and other entities. Inappropriate comment to such entities may be damaging. To ensure professional and consistent handling of communication with any such entities, requests from the news media, press agents and other mass media should be forwarded to IIJ's investor relations section and the request from regulatory agencies and other governmental authority should be forwarded to IIJ's legal section.

XII. FINANCIAL REPORTING AND ACCURACY OF COMPANY RECORDS
IIJ is required by law and exchange regulations to make full, accurate, timely and understandable disclosure in the reports and documents that IIJ files with, or submits to the SEC, Nasdaq and other regulatory entities and in all other public communication it makes. All records, recordation and reporting, maintenance of information, including but not limited to business transactions, books and other financial records, must be accurate, complete and timely and must be a fair representation of facts.

Each director, officer or employee involved in IIJ's disclosure process, including the CEO, the Chief Financial Officer and the Chief Accounting Officer, is required to be familiar with and comply with IIJ's disclosure controls and procedures and internal control over financial reporting, to the extent relevant to his or her area of responsibility, so that IIJ's public reports and documents filed with SEC or Nasdaq comply in all material respects with the applicable federal securities law and SEC and Nasdaq rules. In addition, each person having direct or supervisory authority regarding these SEC filing or IIJ's other public communications concerning its general business, results, financial condition and prospects, should, to the extent appropriate within his or her area of responsibility, consult with other Company officers and employees and take other appropriate steps regarding these disclosures with the goal of making full, fair, accurate, timely and understandable disclosure.

Each director, officer or employee who is involved in IIJ's disclosure process, including without limitation the Chief Financial Officer, must:

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(1) Familiarize himself or herself with the disclosure requirement applicable to
    IIJ as well as the business and financial operations of IIJ;
(2) Not knowingly misrepresent, or cause others to misrepresent, facts about IIJ to others, whether within or outside IIJ, including to IIJ's independent auditors and governmental regulators; and
(3) Properly review and critically analyze proposed disclosure for accuracy and completeness.





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